EXHIBIT 1.01

CONFLICT MINERALS REPORT

This Conflict Minerals Report (“Report”) of Synaptics Incorporated and its consolidated subsidiaries (“Synaptics,” the “Registrant” or “we”) for the year ended December 31, 2016 (the “Reporting Period”), is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”), the instructions to Form SD, and the Public Statement on the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule issued by the Director of the Division of Corporation Finance of the Securities and Exchange Commission on April 29, 2014. Please refer to the Rule, Form SD, and the Securities and Exchange Commission’s (“SEC”) Release No. 34-67716 issued by the SEC on August 22, 2012 for definitions to the terms used in this Report, unless otherwise defined herein.

Synaptics is a leading worldwide developer and supplier of custom-designed human interface product solutions that enable people to interact more easily and intuitively with a wide variety of mobile computing, communications, entertainment, and other electronic devices. Synaptics currently generates revenue from the markets for smartphones, tablets, personal computer, or PC, products, primarily notebook computers, and other select electronic devices, including devices in automobiles, with our customized human interface solutions. Every solution we deliver either contains or consists of our touch-, display driver- or fingerprint authentication-based semiconductor solutions, which includes our chip, customer-specific firmware, and software. We generally supply our human interface product solutions to our original equipment manufacturer (OEM) customers through their contract manufacturers, which take delivery of our products and pay us directly for such products.

Synaptics does not engage in the actual mining of conflict minerals (the “Minerals”), does not make purchases of raw ore or unrefined Minerals from mines, and is many steps removed in the supply chain from the mining of the Minerals. We purchase the materials used in our products from a large network of suppliers, who may contribute necessary Minerals to our products. The smelters and refiners used by our suppliers are in the best position in the total supply chain to know the origin of ores, which cannot be determined with any certainty once the ores are smelted, refined and converted to ingots, bullions or other Minerals-containing derivatives. We rely on our suppliers to assist with our due diligence efforts, including our suppliers’ self-identification of the smelters and refiners used in their supply chain, and the countries from which the Minerals used in their supply chain may originate.

I.	Products

The following products were identified during the Reporting Period as products that may contain conflict minerals necessary to the functionality or production of products manufactured, or contracted to manufacture, by Synaptics:

•	Our mobile solutions include our ClearPadTM product line, designed for clear, capacitive touchscreen solutions that enable the user to interact directly with the display on electronic devices, such as mobile smartphones and tablets, and our family of ClearViewTM Liquid Crystal Display (LCD) and Organic Light Emitting Diode (OLED) display drivers. We typically sell our ClearPad products as a chip, together with customer-specific firmware, to sensor manufacturers or OLED or LCD manufacturers to integrate into their touch-enabled products. A discrete touchscreen product typically consists of a transparent, thin capacitive sensor that can be placed over any display, such as an LCD or OLED and combined with a flexible circuit material and a touch controller chip. A display integrated touchscreen product typically consists of a capacitive touch sensor embedded into the LCD panel, combined with a flexible circuit material and a touch controller chip.

•	Our personal computer, or PC, solutions, include our TouchPadTM, ClickPadTM, ForcePadTM, SecurePadTM, Dual Pointing Solutions, and TouchStykTM product lines, which are touch-sensitive pads and other interfaces that sense the position, movement, force, or a combination thereof, applied by one or more fingers on its surface through the measurement of capacitance. We typically sell our PC solutions as a module to the contract manufacturers of OEMs for assembly into notebook computers or other PC products.

•	Our ClearViewTM display driver products offer advanced image processing and low power technology for entry-level smartphones through high-resolution tablets. The adaptive image processing works in concert with proprietary customization options enabling development of efficient and cost-effective high performance solutions and faster time to market.

•	Our TouchViewTM products integrate touch and display technologies to deliver advanced performance and simplified design. Our proprietary algorithms synchronize touch sensing with display driving, effectively eliminating display-induced noise and improving capacitive sensing performance. TouchView is available in two-chip and single-chip (touch and display integration (TDDI)) configurations; both configurations reduce manufacturing complexity and simplify the supply chain for OEM manufacturers.

•	Our Natural IDTM Fingerprint Identification products, used in both our mobile and PC solutions, are fingerprint authentication solutions that use capacitive imaging technology, along with sophisticated digital image processing to unlock devices and access online services such as retail, banking, and social media portals. We typically sell our Natural ID Fingerprint products as a module to the contract manufacturers of OEMs or directly to the OEM for assembly into mobile or PC products.

II.	Due Diligence

Based on the OECD Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High-Risk Areas (Third Edition OECD 2016) and the due diligence framework published by the Electronic Industry Citizenship Coalition (EICC) and the Global e-Sustainability Initiative (GeSI), including the Conflict-Free Sourcing Initiative (CFSI) current template for calendar year 2016 as developed jointly by the EICC-GeSI (the “Template”), the Registrant took the following measures, during the Reporting Period, to determine the source and chain of custody for the Minerals which the Registrant believed necessary to the functionality or production of products manufactured, or contracted to be manufactured, by the Registrant in the Reporting Period.

1.	The Registrant identified 65 suppliers, whom the Registrant believed could provide materials containing the Minerals necessary to the functionality or production of products manufactured by the Registrant, or contracted by the Registrant to be manufactured.

2.	The Registrant sent out a Conflict Minerals survey, based on the Template, to the suppliers described in No. 1 above requesting them to (a) determine whether they supplied the Registrant with metals or materials containing the Minerals; (b) conduct independent due diligence on their own supply chain; (c) using EICC-GeSI resources, identify all smelters in their supply chain that supply products containing the Minerals to Registrant; and (d) download, complete and return the Template to the Registrant identifying all smelters and determining whether such smelters were certified as conflict-free. For any non-conflict free certified smelters identified, the Registrant strongly recommended the supplier remove such non-conflict free certified smelters from the supplier’s supply chain and required the supplier to submit a plan detailing its efforts to remove or replace the non-conflict free certified smelter. In addition, Registrant’s suppliers were required to establish and document a policy on conflict minerals.

3.	All suppliers identified in No. 1 above completed the steps described in No. 2 above. Nine suppliers declared that their products did not contain any conflict minerals. Of the 56 suppliers who stated their products may contain conflict minerals, approximately 67% stated gold may be in the products supplied to Registrant; approximately 79% stated tin may be in the products supplied to Registrant; approximately 19% stated tantalum may be in the products supplied to Registrant; and approximately 30% stated tungsten may be in the products supplied to Registrant.

4.	All of the suppliers who responded identified all smelters used in their supply chain in accordance with the Template and its instructions and of these suppliers, 97% certified that the metals or materials they supplied to Synaptics were conflict-free Minerals. The two suppliers who could not certify that 100% of their smelters were CFSI-compliant sourced from a combined 174 different smelters, of which four smelters had operations which were closed or idle during calendar year 2016, resulting in such smelters’ removal from the CFSI-compliant list, as idle or closed operations do not meet the CFSI’s definition of a smelter. All four of these smelters were valid CFSI-compliant smelters prior to idling operations or closure.

5.	Synaptics compared the smelters identified by each of our suppliers to the list of smelters identified as conflict-free or “Active” by CFSI. Approximately 98% of the smelters used by our suppliers appeared on this list and are certified by the CFSI as conflict-free smelters. Based on the information provided by our suppliers, Synaptics believes that the facilities used to process the Minerals contained in Synaptics’ products include the smelters listed in Exhibit A below.

6. a.	Our suppliers used approximately 35 different smelters located in 11 different countries for tantalum. These countries include Austria, Brazil, China, Estonia, Germany, Japan, Kazakhstan, Mexico, Russian Federation, Thailand and the United States of America. Of these smelters, 91% are certified conflict-free smelters as defined by the CFSI. The three smelters who were not certified conflict-free smelters had operations which closed or became idle during calendar year 2016.

b.	Our suppliers used approximately 68 different smelters located in 25 different countries for gold. Those countries include Australia, Austria, Belgium, Brazil, Canada, China, Germany, India, Indonesia, Italy, Japan, Mexico, Netherlands, Philippines, Russian Federation, Singapore, South Africa, South Korea, Spain, Sweden, Switzerland, Taiwan, Thailand, Turkey, and the United States of America. Of these smelters, 100% are certified conflict-free smelters as defined by the CFSI.

c.	Our suppliers used approximately 57 different smelters located in 15 different countries for tin. These countries include Belgium, Bolivia, Brazil, China, Indonesia, Japan, Malaysia, Peru, Philippines, Poland, Spain, Taiwan, Thailand, the United States of America, and Vietnam. Of these smelters, approximately 98% are certified conflict-free smelters as defined by the CFSI. The only smelter who was not certified conflict-free had operations which closed or became idle during calendar year 2016.

d.	Our suppliers used approximately 27 different smelters located in 7 different countries for tungsten. These countries include Austria, China, Germany, Japan, Russian Federation, the United States of America, and Vietnam. Of these smelters, 100% are certified conflict-free smelters as defined by the CFSI.

7.	The Registrant’s reasonable country of origin inquiry is based on surveys of its smelters. Certain smelters’ country of origin information was not available because the particular smelter had, among other reasons, gone out of operation before the end of calendar year 2016. Therefore, the Registrant is unable, at this time, to conclusively determine the countries of origin of all the Minerals used in its products.

During the Reporting Period, we conducted the due diligence efforts described in this Report to determine the mine or location of the Minerals in our products. We relied on the information provided by independent third party audit programs, such as the CFSI, to determine whether the smelters disclosed by our suppliers had been conflict-free certified or were “Active smelters” who had committed to undergo a Conflict-Free Smelter Program audit, according to the CFSI’s standards. For the current Reporting Period, certain smelters, who had previously been listed as CFSI conflict-free smelters, were no longer listed as CFSI conflict-free smelters due to closure of the smelter or the smelter idling its operations during calendar year 2016.

We continue to recommend to, and put pressure on, our suppliers who had non-conflict free certified smelters in their supply chain in calendar year 2016 to remove such non-conflict free certified smelters from their supply chain as soon as possible and we require such suppliers to submit a plan to the Registrant detailing their efforts to either remove or replace such smelter. We also have an audit plan in place, which was created to specifically audit the design, performance and effectiveness of our due diligence framework and due diligence measures as they relate to the Minerals.

As discussed above, where possible, the Registrant has relied on third party assurances and certifications. For example, the Registrant accepts as reliable any smelter that is a member of the CFSI program. To the extent that other audited supplier certifications are provided to the Registrant, the Registrant may consider reliance on such certifications on a case-by-case basis.

III.	Additional Due Diligence and Risk Mitigation

We will continue to monitor our supply chain, including smelters used by our suppliers, to ensure that all smelters used by our suppliers continue to remain conflict-free. We will continue to monitor and pressure our supply chain to provide complete and accurate information regarding their smelters who provide the Minerals; continue to pressure our supply chain to either remove or replace non-conflict free certified smelters from their own supply chain; remove from our supply chain those suppliers who refuse to or who are unable to provide complete information regarding their smelters; remove from our supply chain those suppliers who continue to maintain non-conflict free certified smelters in their supply chain; and audit the results of supplier responses to the Template, including potential site visits to our supplier locations around the world, as required.

Due to the size, breadth and complexity of our supply chain, the process of successfully tracing all of the necessary Minerals used in our products back to their country of origin will require additional time and resources. Our ability to make determinations about the presence and source of origin of such Minerals in our products depends upon a number of factors including, but not limited to: (i) the respective due diligence efforts of our tier one suppliers and their supply chain, as well as their willingness to disclose such information to us, and (ii) the ability and willingness of our supply chain to adopt the OECD Guidance and other initiatives or guidance that may develop over time with respect to responsible sourcing. The inability to obtain reliable information from any level of our supply chain could have a material impact on our ability to provide meaningful information on the presence and origin of necessary Minerals in our products’ supply chain with any reasonable degree of certainty. There can be no assurance that our suppliers will continue to cooperate with our diligence inquiries and our requests for certifications, or to provide us with the documentation or other evidence that we consider reliable in a timeframe sufficient to allow us to make a reasonable and reliable assessment following appropriate further diligence measures, as may be required.

Exhibit A

Smelters reported in Registrant’s Supply Chain as of December 31, 2016:

Smelter Name	Smelter Country
A.L.M.T. TUNGSTEN Corp.	Japan

Aida Chemical Industries Co., Ltd.	Japan

Allgemeine Gold-und Silberscheideanstalt A.G.	Germany

Alpha	United States

AngloGold Ashanti Córrego do Sítio Mineração	Brazil

Argor-Heraeus S.A.	Switzerland

Asahi Pretec Corp.	Japan

Asahi Refining Canada Ltd.	Canada

Asahi Refining USA Inc.	United States

Asaka Riken Co., Ltd.	Japan

Aurubis AG	Germany

Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines

Boliden AB	Sweden

C. Hafner GmbH + Co. KG	Germany

CCR Refinery - Glencore Canada Corporation	Canada

Changsha South Tantalum Niobium Co., Ltd.	China

Chenzhou Diamond Tungsten Products Co., Ltd.	China

Chimet S.p.A.	Italy

China Tin Group Co., Ltd.	China

Chongyi Zhangyuan Tungsten Co., Ltd.	China

Conghua Tantalum and Niobium Smeltry	China

Cooperativa Metalurgica de Rondônia Ltda.	Brazil

CV Ayi Jaya	Indonesia

CV Gita Pesona	Indonesia

CV Serumpun Sebalai	Indonesia

CV United Smelting	Indonesia

CV Venus Inti Perkasa	Indonesia

D Block Metals, LLC	United States

DODUCO GmbH	Germany

Dowa	Japan

Duoluoshan	China

Eco-System Recycling Co., Ltd.	Japan

Elemetal Refining, LLC	United States

Elmet S.L.U.	Spain

EM Vinto	Bolivia

Exotech Inc.	United States

F&X Electro-Materials Ltd.	China

Fenix Metals	Poland

Fujian Jinxin Tungsten Co., Ltd.	China

Ganzhou Huaxing Tungsten Products Co., Ltd.	China

Ganzhou Seadragon W & Mo Co., Ltd.	China

Gejiu Non-Ferrous Metal Processing Co., Ltd.	China

Global Advanced Metals Aizu	Japan

Global Advanced Metals Boyertown	United States

Global Tungsten & Powders Corp.	United States

Guangdong Xianglu Tungsten Co., Ltd.	China

Guangdong Zhiyuan New Material Co., Ltd.	China

H.C. Starck Co., Ltd.	Thailand

H.C. Starck GmbH	Germany

H.C. Starck GmbH Goslar	Germany

H.C. Starck GmbH Laufenburg	Germany

H.C. Starck Hermsdorf GmbH	Germany

H.C. Starck Inc.	United States

H.C. Starck Ltd.	Japan

H.C. Starck Smelting GmbH & Co. KG	Germany

H.C. Starck Smelting GmbH & Co.KG	Germany

Heimerle + Meule GmbH	Germany

Hengyang King Xing Lifeng New Materials Co., Ltd.	China

Heraeus Metals Hong Kong Ltd.	China

Heraeus Precious Metals GmbH & Co. KG	Germany

Hi-Temp Specialty Metals, Inc.	United States

Hunan Chenzhou Mining Co., Ltd.	China

Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China

Hunan Chunchang Nonferrous Metals Co., Ltd.	China

Hydrometallurg, JSC	Russian Federation

Ishifuku Metal Industry Co., Ltd.	Japan

Istanbul Gold Refinery	Turkey

Japan New Metals Co., Ltd.	Japan

Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China

Jiangxi Copper Co., Ltd.	China

Jiangxi Gan Bei Tungsten Co., Ltd.	China

Jiangxi Ketai Advanced Material Co., Ltd.	China

Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China

Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China

JiuJiang JinXin Nonferrous Metals Co., Ltd.	China

Jiujiang Tanbre Co., Ltd.	China

JX Nippon Mining & Metals Co., Ltd.	Japan

KEMET Blue Metals	Mexico

KEMET Blue Powder	United States

Kennametal Fallon	United States

Kennametal Huntsville	United States

Kennecott Utah Copper LLC	United States

Kojima Chemicals Co., Ltd.	Japan

LSM Brasil S.A.	Brazil

LS-NIKKO Copper Inc.	South Korea

Magnu’s Minerais Metais e Ligas Ltda.	Brazil

Malaysia Smelting Corporation (MSC)	Malaysia

Materion	United States

Matsuda Sangyo Co., Ltd.	Japan

Melt Metais e Ligas S.A.	Brazil

Metallic Resources, Inc.	United States

Metallo-Chimique N.V.	Belgium

Metalor Technologies (Hong Kong) Ltd.	China

Metalor Technologies (Singapore) Pte., Ltd.	Singapore

Metalor Technologies S.A.	Switzerland

Metalor USA Refining Corporation	United States

Metalúrgica Met-Mex Peñoles S.A. De C.V.	Mexico

Mineração Taboca S.A.	Brazil

Minsur	Peru

Mitsubishi Materials Corporation	Japan

Mitsui Mining & Smelting	Japan

Mitsui Mining and Smelting Co., Ltd.	Japan

MMTC-PAMP India Pvt., Ltd.	India

Molycorp Silmet A.S.	Estonia

Nadir Metal Rafineri San. Ve Tic. A.Ş.	Turkey

Niagara Refining LLC	United States

Nihon Material Co., Ltd.	Japan

Ningxia Orient Tantalum Industry Co., Ltd.	China

Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Vietnam

O.M. Manufacturing (Thailand) Co., Ltd.	Thailand

O.M. Manufacturing Philippines, Inc.	Philippines

Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	Austria

Ohura Precious Metal Industry Co., Ltd.	Japan

Operaciones Metalurgical S.A.	Bolivia

PAMP S.A.	Switzerland

Plansee SE Liezen	Austria

Plansee SE Reutte	Austria

PT Aneka Tambang (Persero) Tbk	Indonesia

PT Aries Kencana Sejahtera	Indonesia

PT Artha Cipta Langgeng	Indonesia

PT ATD Makmur Mandiri Jaya	Indonesia

PT Babel Inti Perkasa	Indonesia

PT Bangka Prima Tin	Indonesia

PT Bangka Tin Industry	Indonesia

PT Belitung Industri Sejahtera	Indonesia

PT Bukit Timah	Indonesia

PT Cipta Persada Mulia	Indonesia

PT DS Jaya Abadi	Indonesia

PT Eunindo Usaha Mandiri	Indonesia

PT Inti Stania Prima	Indonesia

PT Justindo	Indonesia

PT Mitra Stania Prima	Indonesia

PT Panca Mega Persada	Indonesia

PT Prima Timah Utama	Indonesia

PT Refined Bangka Tin	Indonesia

PT Sariwiguna Binasentosa	Indonesia

PT Stanindo Inti Perkasa	Indonesia

PT Sukses Inti Makmur	Indonesia

PT Sumber Jaya Indah	Indonesia

PT Timah (Persero) Tbk Kundur	Indonesia

PT Timah (Persero) Tbk Mentok	Indonesia

PT Tinindo Inter Nusa	Indonesia

PT Wahana Perkit Jaya	Indonesia

PX Précinox S.A.	Switzerland

Rand Refinery (Pty) Ltd.	South Africa

Republic Metals Corporation	United States

Resind Indústria e Comércio Ltda.	Brazil

Royal Canadian Mint	Canada

Rui Da Hung	Taiwan

Schone Edelmetaal B.V.	Netherlands

SEMPSA Joyería Platería S.A.	Spain

Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China

Sichuan Tianze Precious Metals Co., Ltd.	China

SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation

Soft Metais Ltda.	Brazil

Solar Applied Materials Technology Corp.	Taiwan

Solikamsk Magnesium Works OAO	Russian Federation

Sumitomo Metal Mining Co., Ltd.	Japan

Taki Chemical Co., Ltd.	Japan

Tanaka Kikinzoku Kogyo K.K.	Japan

Tejing (Vietnam) Tungsten Co., Ltd.	Vietnam

Telex Metals	United States

Thaisarco	Thailand

The Refinery of Shandong Gold Mining Co., Ltd.	China

Tokuriki Honten Co., Ltd.	Japan

Ulba Metallurgical Plant JSC	Kazakhstan

Umicore Brasil Ltda.	Brazil

Umicore Precious Metals Thailand	Thailand

Umicore S.A. Business Unit Precious Metals Refining	Belgium

United Precious Metal Refining, Inc.	United States

Valcambi S.A.	Switzerland

VQB Mineral and Trading Group JSC	Vietnam

Western Australian Mint trading as The Perth Mint	Australia

White Solder Metalurgia e Mineração Ltda.	Brazil

Wolfram Bergbau und Hütten AG	Austria

Xiamen Tungsten (H.C.) Co., Ltd.	China

Xiamen Tungsten Co., Ltd.	China

Yamamoto Precious Metal Co., Ltd.	Japan

Yichun Jin Yang Rare Metal Co., Ltd.	China

Yokohama Metal Co., Ltd.	Japan

Yunnan Tin Company Limited	China

Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China

Zhuzhou Cemented Carbide Group Co., Ltd.	China

Zijin Mining Group Co., Ltd. Gold Refinery	China